Appendix B

(BDO SEIDMAN, LLP LETTERHEAD)

June 3, 2005

Securities and Exchange Commission100
F Street, N.E.Washington,
D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 31, 2005, to be filed by our former client, Tengasco, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

s/BDO Seidman, LLP